	T+	MADRID Fortuny 6 28010 Madrid 34 91700 3700

GAS NATURAL SDG, S.A. Av. Portal de l’Angel, 20-22 08002 Barcelona	Direct T+ F+ G4 F+	34 91 308 4636 34 91 391 0185

	E W	freshfields.com

	DOC ID	MA167982/1+
	OUR REF	AAJ/DF
YOUR REF
	CLIENT MATTER NO.	10936.1-0007

28 February 2006

Dear Sir/Madam,

Gas Natural SDG, S.A. offer to acquire all the ordinary shares and American Depositary Shares of Endesa, S.A.

We have acted as Spanish counsel to Gas Natural SDG, S.A. (the Company) in the offers being made by the Company in Spain and in the United States of America to acquire all of the ordinary shares and American Depositary Shares of Endesa, S.A. in exchange for the Company’s newly issued ordinary shares or newly issued American Depositary Shares, as the case may be, and cash (the Offers).

This opinion is given in connection with the Company’s Registration Statement on Form F-4 (the Registration Statement) filed under the United States Securities Act of 1933, as amended, on the date hereof, for the purpose of registering approximately 96,388,793 ordinary shares of the Company, including those represented by American Depositary Shares of the Company, to be issued upon completion of the offer being made by the Company in the United States of America which is open to all holders of ordinary shares of Endesa, S.A. who are U.S. persons and all holders of American Depositary Shares of Endesa, S.A., wherever located.

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)	A certificate from the Mercantile Registry of Barcelona, dated 4 February 2006, with respect to the Company, including the Articles of Association (Estatutos Sociales) of the Company;

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(b)	A certificate dated 17 February 2006, signed by the Vice-secretary of the Board of Directors of the Company, certifying the resolutions passed by the Company’s Board of Directors on 5 September 2005, 23 December 2005 and 27 January 2006 resolving, among other things, to make the Offers, to convene an Extraordinary General Shareholders’ Meeting of the Company to decide on a share capital increase for the issuance of the new ordinary shares (including those to be represented by American Depositary Shares) to be exchanged in the Offers (the Exchange Shares) and to delegate certain faculties to the Company’s Managing Director and other directors with respect to implementation of the Offers;

(c)	A certificate dated today’s date and signed by the Vice-secretary of the Board of Directors of the Company, certifying among other things that the Company has not carried out any corporate action in connection with the Offers subject to registration with the Mercantile Registry since the date of the certificate from the Mercantile Registry of Barcelona dated 4 February 2006;

(d)	An announcement (including an Agenda) approved by the Company’s Board of Director’s calling for an Extraordinary General meeting of shareholders of the Company to decide on the share capital increase for the issuance of the Exchange Shares;

(e)	Resolutions proposed by the Company’s Board of Directors to the Extraordinary General meeting of shareholders of the Company with respect to the share capital increase for the issuance of the Exchange Shares, the listing of the Exchange Share on the Madrid, Barcelona, Bilbao and Valencia Stock Exchanges and on the New York Stock Exchange and the delegation of faculties to the Company’s Board of Directors to execute the share capital increase for the issuance of the Exchange Shares;

(f)	Report of the Company’s Board of Directors on the proposed share capital increase for the issuance of the Exchange Shares and on the derogation of preferential subscription rights, dated 27 January 2006;

(g)	Report by “Audihispana, S.A.”, issued as independent auditor pursuant to article 159.1 of the Spanish Joint Stock Companies Act (Ley de Sociedades Anónimas), dated 2 February 2006;

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(h)	Report by “Bolsa de Barcelona, S.A.”, issued as independent appraiser pursuant to article 38 of the Spanish Joint Stock Companies Act (Ley de Sociedades Anónimas), dated 7 February 2006;

(i)	The Spanish offer prospectus (Folleto Explicativo de la Oferta) approved by the CNMV on 27 February 2006; and

(j)	The Registration Statement filed by the Company with the Securities and Exchange Commission on 28 February 2006.

In rendering the opinions expressed below, we have assumed:

(a)	The genuineness of all signatures, stamps and seals appearing in the documents examined;

(b)	The authenticity and completeness of all documents submitted to us as originals and the conformity with the originals and the completeness of all documents submitted to us as copies; and

(c)	That all the documents that should have been filed by the Company with the Mercantile Registry of Barcelona have been filed at the date of our search and that a search in respect of matters which have been stated therein since the date of our search would not reveal any circumstances which would affect the conclusions reached herein.

As to matters of fact material to the opinions expressed below, we have examined and relied upon the accuracy of certificates of officials and other representatives of the Company and relied upon the truth, accuracy and completeness of the representations and warranties of the Company in the Registration Statement and in the Spanish offer prospectus (Folleto Explicativo de la Oferta) relating to matters of fact which are not expressly examined in this legal opinion. In particular, we have not conducted any due diligence on the business of Gas Natural and we assume that neither the Spanish offer prospectus nor the Registration Statement contain any untrue or incomplete statement of a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

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Our involvement in the transaction described herein has been limited to our role as Spanish counsel to the Company. We do not represent ourselves to be familiar with the laws of any jurisdiction other than the Kingdom of Spain as they stand at present and, therefore, we express no opinion on any question arising under any laws other than the laws of, and applicable in, the Kingdom of Spain as they stand at present.

We assume no obligation to advise any party of the changes of law or facts that could occur after the date of the opinion, even though the change may affect the legal analysis or conclusions given in this opinion.

Based upon the foregoing, and subject to the further exceptions, limitations and qualifications set forth below, it is our opinion that:

1.	The Company is a public limited company or sociedad anónima incorporated, duly organized and validly existing under the laws of Spain; and

2.	Upon approval by the Extraordinary General meeting of shareholders of the Company of the share capital increase for the issuance of the Exchange Shares in the manner proposed by the Company’s Board of Directors, execution of such share capital increase by the Board of Directors of the Company, registration of the resolution with the Mercantile Registry of Barcelona and registration of the Exchange Shares with Iberclear, in each case as described in the Registration Statement, all of the Exchange Shares to be issued pursuant to the Offers will be duly authorized, and will be validly issued, fully paid and non-assessable.

The opinions expressed herein are subject to the following qualifications:

(i)	Limitations arising from any applicable bankruptcy, insolvency, moratorium or similar laws of general application affecting creditor’s rights and limitations arising from general public policy or equitable principles; and

(ii)

The outcome or effect of any judgment, order, decision, injunction or other instrument or pronouncement (whether oral or written, final or otherwise) (each an Order) of any court, tribunal, judge, regulatory or governmental authority or agency issued in connection with any of the claims described in the Registration Statement brought by Endesa or any other party against the Company and/or any of its

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shareholders and/or attempting to impugn or opposing any of the approvals required to carry out and complete the Offers or in connection with any other claim initiated after the date of this opinion letter to the extent that any such Order invalidates, nullifies, avoids, unwinds or otherwise sets aside the issue and due authorization of the Exchange Shares.

This opinion letter is provided to the addressee identified herein incidentally to, and in the ordinary course of, our practice of Spanish law in Spain, and does not purport to cover any aspects of U.S. law.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of our name in the Registration Statement under the captions “Background of Gas Natural’s Offer for Endesa” and “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required within Section 7 of the Securities Act of 1933, or the rules and regulations of the Securities and Exchange Commission thereunder. This opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose without our prior written consent.

Yours faithfully,

Freshfields Bruckhaus Deringer

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